Exhibit 99.1

February 22, 2017

Sabre Corporation Announces Closing of Incremental Term Loan and Amendments to its Credit Facility

SOUTHLAKE, Texas – February 22, 2017 – Sabre Corporation (“Sabre” or the “Company”) (Nasdaq: SABR) today announced the closing of an incremental term loan credit facility. The proceeds of the $1.9 billion incremental Term Loan B facility (“Term Loan B Facility”) were applied to pay down approximately $1.75 billion of all existing classes of outstanding term loans (other than Incremental Term A Loans) incurred prior to February 22, 2017 under the Company’s existing senior secured term loan credit facility (the “Credit Facility”) and will be used for purposes of repaying approximately $80 million of its outstanding mortgage on its corporate headquarters, and for other general corporate purposes. The Term Loan B Facility matures on February 22, 2024.

Bank of America Merrill Lynch, Goldman Sachs Lending Partners LLC, JP Morgan Chase Bank, N.A., Mizuho Bank, Ltd., Morgan Stanley MUFG Loan Partners, LLC (acting through The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group, and Morgan Stanley Senior Funding, Inc.), Natixis, New York Branch, and Wells Fargo Securities, LLC acted as joint lead arrangers and joint bookrunners for the transaction. Bank of America, N.A. is the administrative agent and collateral agent for the Credit Facility under which the incremental Term Loan B Facility was extended and borrowed.

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About Sabre Corporation

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release regarding Sabre that are not historical or current facts are forward-looking statements. Such forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements regarding Sabre involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the Sabre’s annual report on Form 10-K for the year ended December 31, 2016, including those described in under the headings “Risk Factors” and “Forward-Looking

Statements.” Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

Contacts:

Media

Tim Enstice

+1-682-605-6162

Investors

Barry Sievert

sabre.investorrelations@sabre.com